Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Record Quarterly Adjusted Earnings Per Share of $1.83;
Raises 2016 Outlook Range to 8-10 Percent Growth in Adjusted Earnings Per Share

Dallas, April 18, 2016: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported first quarter 2016 adjusted earnings per share of $1.83. We were able to generate these strong results in a challenging environment by leveraging the strength of our core operating models and through our commitment to productivity. In Materials Solutions, we continued our momentum of closing new projects that add meaningful value to our customers by combining chemistry with our applications expertise. In the Acetyl Chain, we leveraged our integrated value chain to capture opportunities and maximize value in a challenging and dynamic market environment.
First Quarter 2016 Highlights:

•	Record adjusted earnings per share of $1.83, an increase of 6 percent over the prior year

•	Adjusted EBIT of $358 million and margin of 25.5 percent, both record performances

•	Record core income and margin performance in Materials Solutions

•	Free cash flow of $217 million, the highest ever first quarter performance

•
Received U.S. Environmental Protection Agency’s prestigious 2016 ENERGY STAR Partner of the Year Award, which recognizes industrial companies that perform at a superior level of energy management across their organizations

•	Expanded engineered materials product portfolio with the addition of Nylon 6 and Nylon 6/6 using differentiated technology developed by Celanese

•
Announced expansion of vinyl acetate ethylene (VAE) portfolio in Nanjing, China, with the addition of Celvolit® 149HV. This new offering is available for most general adhesive applications, is formaldehyde-free and provides high viscosity along with excellent heat resistance and adhesion performance

•	Launched Ateva® ExtruBond™ ethylene vinyl acetate (EVA) to meet the growing need for stronger, more flexible extrusion coating materials for food packaging and other applications

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(unaudited)
	(In $ millions)
Net Sales
Advanced Engineered Materials	350	311	343
Consumer Specialties	244	246	227
Total Materials Solutions	594	557	570
Industrial Specialties	253	239	282
Acetyl Intermediates	663	644	713
Eliminations	(76)	(71)	(87)
Total Acetyl Chain	840	812	908
Other Activities	—	—	—
Intersegment eliminations	(30)	(35)	(28)
Total	1,404	1,334	1,450

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss) Attributable to Celanese Corporation(1)
Advanced Engineered Materials	88	51	59
Consumer Specialties	78	46	62
Total Materials Solutions	166	97	121
Industrial Specialties	31	(4)	29
Acetyl Intermediates	112	(239)	133
Total Acetyl Chain	143	(243)	162
Other Activities	(24)	(156)	(24)
Total	285	(302)	259
Net earnings (loss)	259	(301)	234
Adjusted EBIT / Total segment income(1)	358	256	350
Operating EBITDA(1)	431	332	417
Diluted EPS - continuing operations	$1.73	$(2.03)	$1.53
Diluted EPS - total	$1.73	$(2.03)	$1.53
Adjusted EPS(1)	$1.83	$1.25	$1.72
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

"I am pleased to report strong first quarter performance, with record adjusted earnings of $1.83, a 46 percent increase versus the prior quarter and a 6 percent increase versus the prior year. Segment income was a record at $358 million, an increase of 40 percent sequentially and 2 percent year over year, driven by record core income in Materials Solutions and resilient performance across the Acetyl Chain. Segment income margin for the quarter was our highest ever at 25.5 percent, an increase of 630 basis points sequentially and 140 basis points year over year driven by record margin performance in Materials Solutions, strong performance in the Acetyl Chain, and benefits of recent broad-based productivity initiatives," said Mark Rohr, chairman and chief executive officer. "Our businesses continue their pace of consistent, strong cash generation with free cash flow of $217 million in the first quarter. We improved our balance sheet in the quarter, repaying $405 million in short-term borrowings, and finished the quarter with over $700 million of cash on hand. Our balance sheet stands in great position to execute our M&A and capital deployment strategies," said Rohr.
First Quarter Business Segment Overview
Materials Solutions
Materials Solutions generated record core income of $226 million and expanded margin by 360 basis points year over year to 38.0 percent, its highest performance ever. Engineered Materials (Advanced Engineered Materials excluding affiliates) adjusted EBIT increased by 46 percent year over year, driven by success of our operating model. Advanced Engineered Materials volumes grew 5 percent versus the prior year quarter, as we worked closely with our customers to develop innovative solutions that address their critical needs. During the quarter, we continued the momentum of our opportunity pipeline, launching over 300 new projects. Affiliate earnings declined $12 million versus the prior year, driven by lower prices for MTBE which impacted the Ibn Sina joint venture.
Segment income in Consumer Specialties was $106 million, 15 percent higher than the prior year. Volumes increased 17 percent versus the prior year, as the first quarter of 2015 was impacted by significant destocking in acetate tow. Pricing was down 9 percent year over year due to low industry utilization rates in tow, but was more than offset by volume, productivity gains and lower energy costs.
Acetyl Chain
Core income in the Acetyl Chain was $148 million with strong margin performance of 17.6 percent. Core income decreased 11 percent year over year, as the first quarter of 2015 benefited from the initial sharp decline in raw materials and stronger overall demand trends in China versus what we have seen this year. Benefits from productivity initiatives and lower energy costs partially offset these year over year headwinds during the quarter. Industrial Specialties generated a record margin of 13.0 percent, driven by strong demand for our emulsion polymers and the benefits of recent footprint rationalization initiatives.
Cash Flow
The company generated operating cash flow of $287 million and free cash flow of $217 million, both first quarter records, driven by strong underlying earnings performance. Capital expenditures were $70 million during the quarter. We deleveraged our balance sheet, paying down $405 million of short-term borrowings, and we finished the quarter with $716 million of cash on hand.

Outlook
"We continue to demonstrate the strength of our business models and our ability to create value for our customers and shareholders. In Materials Solutions we are building momentum in our opportunity pipeline, leveraging our broad and growing polymer portfolio and our unique applications capabilities to deliver growth. In the Acetyl Chain, we continue to capture opportunities along our integrated value chain to deliver differentiated results.
However, we are operating in an environment of sluggish global economic growth, deflationary raw material trends, and heightened geopolitical tensions. The demand picture in China has not yet resolved itself, and growth in Europe and North America remains modest. We will continue our focus on commercial discipline, operational excellence and productivity to manage through the current environment and strive to deliver growth in adjusted earnings per share of 8-10 percent," said Rohr.
The company's earnings presentation and prepared remarks related to the first quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on April 18, 2016. Information previously included in supplemental tables to our press release is now included in a separate Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Chuck Kyrish	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4574	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Chuck.Kyrish@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese’s global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,000 employees worldwide and had 2015 net sales of $5.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, refinancing expense and taxes, and further adjusted for certain items attributable to Celanese Corporation. Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT by core may also be referred to by management as core income. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales. Adjusted EBIT margin has the same uses and limitations as adjusted EBIT described above.

•
Operating EBITDA is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, refinancing expense, taxes and depreciation and amortization, and further adjusted for certain items attributable to Celanese Corporation. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•	Operating profit (loss) attributable to Celanese Corporation is defined by the Company as operating profit (loss), less earnings (loss) attributable to noncontrolling interests.

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Free cash flow is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from Mitsui & Co., Ltd. to Fairway Methanol LLC.

•	Net debt is defined by the Company as total debt less cash and cash equivalents.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about April 18, 2016 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(In $ millions, except share and per share data)
Net sales	1,404	1,334	1,450
Cost of sales	(1,014)	(1,075)	(1,069)
Gross profit	390	259	381
Selling, general and administrative expenses	(80)	(209)	(98)
Amortization of intangible assets	(2)	(2)	(3)
Research and development expenses	(19)	(21)	(20)
Other (charges) gains, net	(5)	(332)	(5)
Foreign exchange gain (loss), net	3	1	3
Gain (loss) on disposition of businesses and asset, net	—	(1)	(1)
Operating profit (loss)	287	(305)	257
Equity in net earnings (loss) of affiliates	38	43	48
Interest expense	(33)	(33)	(27)
Refinancing expense	(2)	—	—
Interest income	1	—	—
Dividend income - cost investments	27	27	28
Other income (expense), net	—	(2)	—
Earnings (loss) from continuing operations before tax	318	(270)	306
Income tax (provision) benefit	(60)	(31)	(72)
Earnings (loss) from continuing operations	258	(301)	234
Earnings (loss) from operation of discontinued operations	1	—	—
Income tax (provision) benefit from discontinued operations	—	—	—
Earnings (loss) from discontinued operations	1	—	—
Net earnings (loss)	259	(301)	234
Net (earnings) loss attributable to noncontrolling interests	(2)	3	2
Net earnings (loss) attributable to Celanese Corporation	257	(298)	236
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	256	(298)	236
Earnings (loss) from discontinued operations	1	—	—
Net earnings (loss)	257	(298)	236
Earnings (loss) per common share - basic
Continuing operations	1.74	(2.03)	1.54
Discontinued operations	—	—	—
Net earnings (loss) - basic	1.74	(2.03)	1.54
Earnings (loss) per common share - diluted
Continuing operations	1.73	(2.03)	1.53
Discontinued operations	—	—	—
Net earnings (loss) - diluted	1.73	(2.03)	1.53
Weighted average shares (in millions)
Basic	147.4	146.9	153.2
Diluted	148.1	146.9	153.9

Consolidated Balance Sheets - Unaudited

	As of March 31, 2016	As of December 31, 2015
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	716	967
Trade receivables - third party and affiliates, net	830	706
Non-trade receivables, net	212	285
Inventories	667	682
Deferred income taxes	—	68
Marketable securities, at fair value	31	30
Other assets	47	49
Total current assets	2,503	2,787
Investments in affiliates	870	838
Property, plant and equipment, net	3,640	3,609
Deferred income taxes	236	222
Other assets	296	300
Goodwill	722	705
Intangible assets, net	125	125
Total assets	8,392	8,586
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	116	513
Trade payables - third party and affiliates	574	587
Other liabilities	280	330
Deferred income taxes	—	30
Income taxes payable	125	90
Total current liabilities	1,095	1,550
Long-term debt	2,487	2,468
Deferred income taxes	116	136
Uncertain tax positions	176	167
Benefit obligations	1,176	1,189
Other liabilities	244	247
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(1,031)	(1,031)
Additional paid-in capital	125	136
Retained earnings	3,834	3,621
Accumulated other comprehensive income (loss), net	(283)	(348)
Total Celanese Corporation stockholders' equity	2,645	2,378
Noncontrolling interests	453	451
Total equity	3,098	2,829
Total liabilities and equity	8,392	8,586